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                                                                    EXHIBIT 21.1



                         SUBSIDIARIES OF THE REGISTRANT

1. Molecular Devices GmbH, a corporation organized under the Laws of Germany.*

2. Molecular Devices Ltd., a corporation organized under the Laws of England and Wales.*

3. Molecular Devices Skatron, a corporation organized under the Laws of Norway.*

4. Nihon Molecular Devices, a corporation organized under the Laws of Japan.*

5.      LJL BioSystems, a corporation organized under the Laws of Delaware.*

6. LJL BioSystems, Ltd., a corporation organized under the Laws of England and Wales.*